                                                                    EXHIBIT 99.1




CONTACT
Thomas H. King
Executive Vice President & CFO
404/687-5905

                     ALLIED HOLDINGS REPORTS FOURTH QUARTER
                          AND YEAR-END RESULTS FOR 2004

DECATUR, GEORGIA, APRIL 27, 2005 - ALLIED HOLDINGS, INC. (AMEX:AHI) REPORTED FOURTH QUARTER AND YEAR-END RESULTS FOR 2004. The Company reported substantially lower net income for the fourth quarter and year ended December 31, 2004 due primarily to certain significant non-cash charges and erosion in the Company's Adjusted EBITDA(1).

FOURTH QUARTER RESULTS
Revenues for the fourth quarter of 2004 were $238.8 million compared to revenues of $224.7 million for the fourth quarter of 2003, an increase of $14.1 million or 6.3 percent. The increase in revenues for the fourth quarter of 2004 compared to the fourth quarter of 2003 was primarily the result of an increase in revenue per unit delivered of $9.54 or 10.0 percent. The revenue improvements in the fourth quarter of 2004 compared to the fourth quarter of 2003 were due to a $2.95 per unit increase in fuel surcharges, certain rate increases net of rate reductions, and a $1.20 increase per unit as a result of the strengthening of the Canadian dollar.

The Company reported a net loss of $33.4 million or $3.75 per share for the fourth quarter of 2004 versus a net loss of $4.3 million or $0.51 per share for the fourth quarter of 2003. Included in the results for the fourth quarter of 2004 are certain significant non-cash charges of $35.9 million, which were comprised of $11.0 million related to the Company's determination that it should no longer discount self-insurance reserves, $8.3 million related to impairment of goodwill at the Company's subsidiary, Axis Group, $5.3 million of expense related to a change in the estimated remaining useful lives of certain assets and $11.3 million related to increases in the valuation allowances against the Company's deferred tax assets. Net income, excluding the aforementioned charges(1), was $2.5 million for the fourth quarter of 2004. In comparison, the fourth quarter of 2003 included a non-cash charge of $6.8 million related to increases in the valuation allowances against the Company's deferred tax assets. Net income, excluding this charge(1), was $2.5 million for the fourth quarter of 2003.

Earnings before interest, taxes, depreciation, amortization, gains and losses on disposal of assets, other non-operating income and expense items and certain significant non-cash charges ("Adjusted EBITDA")(1) for the fourth quarter of 2004 was $17.9 million compared to $21.1 million for the fourth quarter of 2003, a decline of $3.2 million. The decline in Adjusted EBITDA(1) in the fourth quarter of 2004 versus the fourth quarter of 2003 was a result of increased costs in several areas that were only partially offset by the effect of the $14.1 million increase in revenues. These costs included an increase in Teamster benefit costs of $1.2 million, an increase

Allied Holdings, Inc.
April 27, 2005

in operating supplies and expenses of $3.2 million primarily related to miscellaneous maintenance costs, and an increase in rents of $1.5 million. Operating taxes and licenses were also higher in the fourth quarter of 2004 compared to the same period in 2003. Most of the $14.1 million increase in revenues, primarily those due to the increase in fuel surcharge revenues and the strengthening of the Canadian dollar, had corresponding cost increases and, therefore, did not favorably impact Adjusted EBITDA(1).

Commenting on the results, Hugh E. Sawyer, the Company's President and Chief Executive Officer, said, "the Company's fourth quarter 2004 operating results were adversely impacted by a number of factors including the non-cash charges of $35.9 million. Nevertheless, there were signs of progress in our core operations as we took steps to increase pricing during the renewal of certain customer agreements, closed non-performing operations, and rationalized our cost structure."

Mr. Sawyer added, "Risk management represents an opportunity and potential risk to our financial results. Therefore, the Company devoted significant effort in 2004 to improve its performance in this area of the business. As previously reported, the Company initiated a program to settle and close outstanding aged workers' compensation claims in an effort to reduce exposure to cost inflation of claims and achieve reductions in self-insurance costs. Further, we maintained our intense focus on programs to reduce future workers' compensation costs by reducing the severity and frequency of current period worker injuries and accidents. We demonstrated improvement in the operational metrics related to workers' compensation claims. During 2004 the Company reduced the number of lost time days related to worker injuries by nearly 20%."

FULL YEAR RESULTS
Revenues for the year ended December 31, 2004 were $895.2 million versus $865.5 million for the same period in 2003, an increase of $29.7 million or 3.4 percent. Revenue per unit for the year ended December 31, 2004 was $98.50 compared to $94.37 for the year ended December 31, 2003. The increase in revenue per unit was primarily due to a $1.02 per unit increase in fuel surcharges and a $1.28 per unit increase as a result of the strengthening of the Canadian dollar.

The Company experienced a net loss of $53.9 million for the year ended December 31, 2004 versus a net loss of $8.6 million in the same period of 2003. The primary contributors to the increase in the Company's net loss for the year ended December 31, 2004 versus the prior year were the non-cash charges recorded in the fourth quarter of 2004 discussed above and erosion in the Company's Adjusted EBITDA(1). Several factors in addition to the non-cash charges contributed to the increase in net loss, the largest being workers' compensation expense, which increased $8.1 million due primarily to aged claims from prior years that developed adversely in 2004. Benefits for the Company's employees covered by the collective bargaining agreement with the Teamsters increased by $5.2 million. Fleet maintenance costs increased $3.9 million from 2003 to 2004 primarily due to the aging of the fleet. The cost of fuel resulted in additional

Allied Holdings, Inc.
April 27, 2005

expenses of $10.6 million, whereas the corresponding effect of fuel surcharges included in revenues was $8.2 million, resulting in a net unfavorable impact of $2.4 million. Auto and general liability expense was higher by $4.1 million due in part to the severity of a single claim incurred during 2004 and an increase in premiums and other fees. Rent was higher by $2.5 million primarily due to a new leased facility for the Axis Group and costs related to a facility no longer occupied by the Company. The unfavorable effect of these items was partially offset by higher revenues. Several non-operating items also fluctuated between periods affecting the net loss compared to the prior year including, interest expense, which was $2.2 million higher than 2003, investment income, which was lower by $2.0 million, foreign exchange gains, which were lower by $1.2 million and other income, which was down $2.2 million compared with the same period in 2003 due primarily to the $2.0 million of income in 2003 related to the previously disclosed settlement of litigation with Ryder System, Inc.

Adjusted EBITDA(1) for the year ended December 31, 2004 was $49.4 million versus $65.4 million for the year ended December 31, 2003, a decrease of $16.0 million. Adjusted EBITDA(1) for the year ended December 31, 2004 compared to the prior year declined due to a number of factors including those listed above as well as diminished performance at Axis, the Company's non-union subsidiary, and increased accounting and audit fees.

Also during 2004, the Company spent $22.5 million on capital expenditures, of which $11.7 million was spent on the purchase of 256 Rig engines and on the remanufacture of 114 Rigs, along with 14 additional trailers. The Company also spent $7.0 million on the acquisition of new Rigs in 2004. For 2005, the Company expects approximately $25.0 million in capital expenditures at its Allied Automotive Group subsidiary to remanufacture approximately 165 Rigs, replace approximately 470 engines and purchase approximately 100 Rigs currently under lease. The Company plans to spend approximately $5.0 million on its Axis subsidiary.

The Company established a fuel surcharge program with General Motors in the third quarter of 2004 and successfully negotiated the removal of the maximum recovery amount of fuel surcharge with General Motors in 2005. The fuel surcharge recovery from General Motors will remain in effect as long as General Motors agrees to provide a fuel surcharge to Allied and the car-haul industry. Also in April 2005, the Company amended its credit facility to provide an additional $25.0 million term loan, which it believes adds flexibility to its capital structure.

Mr. Sawyer added, "Despite significant external challenges related to unprecedented fuel cost increases and the uncertain nature of OEM production levels, we believe that 2005 Adjusted EBITDA performance will exceed the Company's 2004 results. We are sincerely disappointed with our results for 2004 and we have taken aggressive steps to position the Company for improved performance in the year ahead. We believe that our 2005 Adjusted EBITDA results will benefit from the impact of the Company's initiative to settle and close aged workers' compensation claims in order to reduce workers' compensation costs. Further, we have taken steps to rationalize overhead costs and sustain improvements in productivity, cargo claims cost

Allied Holdings, Inc.
April 27, 2005

and revenue per unit. We have renewed agreements with DaimlerChrysler and Toyota at higher pricing and a positive Adjusted EBITDA impact. Additionally, the Company has amended its agreement with General Motors to remove the maximum recovery of fuel surcharges in 2005 which we believe will substantially mitigate the Company's fuel risk in 2005. Our union subsidiary, Allied Automotive Group, also exited two non-performing operations at year-end. Moreover, we expect to report a better year at Axis due to our new inspection business with General Motors."

Mr. Sawyer concluded, "We do not believe that external market conditions will materially recover in 2005. However, we have determined that altering our operating strategy for the business would not be wise at this stage of the turnaround process. We believe we have identified the primary operating levers in the business. Our aim is to significantly advance the speed and effectiveness of our execution in order to improve our financial performance in 2005."

ABOUT ALLIED HOLDINGS

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied's subsidiaries span the finished vehicle distribution continuum and include car-hauling, intramodal transport, inspection, accessorization, and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward-looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements, including statements regarding the usefulness of the presentation of Adjusted EBITDA and net income less charges, continued revenue growth through sales initiatives, the benefits resulting from fuel surcharges, the ability of management to reduce costs and liability exposures, including but not limited to risk management costs, the financial effect of Allied Automotive Group's and Axis' new customer arrangements, the amount of the Company's capital expenditures related to rig remanufacturing, whether 2005 Adjusted EBITDA will exceed 2004 Adjusted EBITDA, and other matters, are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt and customer agreements, the Company's ability to successfully implement internal controls and procedures that remediate the material weakness identified by the Company's auditors and ensure timely effective accurate financial reports, the ability of the Company to obtain financing in the future and the risks associated with the Company's highly leveraged financial position. Investors are urged to carefully review and consider the various

Allied Holdings, Inc.
April 27, 2005

disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

(1) Net income excluding charges and Adjusted EBITDA are non-GAAP financial measures; reconciliations to the most directly comparable GAAP measures are included or attached.

NOTE: THE INFORMATION IN THIS PRESS RELEASE WILL BE DISCUSSED BY MANAGEMENT ON A CONFERENCE CALL THAT CAN BE ACCESSED AT THE FOLLOWING LINKS:
WWW.COMPANYBOARDROOM.COM OR WWW.ALLIEDHOLDINGS.COM BEGINNING AT 11 A.M. EDST ON APRIL 27, 2005.

                       ALLIED HOLDINGS, INC. AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEETS
                             December 31, 2004 and 2003
                                   (In thousands)

                                                                                                       2004              2003
                                                                                                    ---------           ---------
Current assets:
                                                     ASSETS
  Cash and cash equivalents                                                                         $   2,516           $   2,148
  Restricted cash and cash equivalents                                                                 27,378              26,267
  Receivables, net of allowances of  $2,156 and $3,575 in 2004
     and 2003, respectively                                                                            57,309              51,990
  Inventories                                                                                           4,649               4,983
  Deferred income taxes                                                                                 4,632              21,014
  Prepayments and other current assets                                                                 12,414              15,645
                                                                                                    ---------           ---------
          Total current assets                                                                        108,898             122,047
Property and equipment, net                                                                           135,635             155,573
Goodwill, net                                                                                          83,977              90,203
Other assets:
  Restricted cash and cash equivalents                                                                 55,502              55,817
  Other noncurrent assets                                                                              37,520              36,423
                                                                                                    ---------           ---------
          Total other assets                                                                           93,022              92,240
                                                                                                    ---------           ---------
          Total assets                                                                              $ 421,532           $ 460,063
                                                                                                    =========           =========

                               LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
  Current maturities of long-term debt                                                              $  13,500           $  16,374
  Borrowings under revolving credit facility                                                            2,972                  --
  Accounts and notes payable                                                                           34,690              37,499
  Accrued liabilities                                                                                  85,463              81,237
                                                                                                    ---------           ---------
          Total current liabilities                                                                   136,625             135,110
                                                                                                    ---------           ---------
Long-term debt, less current maturities                                                               234,766             230,126
Postretirement benefits other than pensions                                                             5,082               5,302
Deferred income taxes                                                                                  16,164              21,014
Other long-term liabilities                                                                            70,444              59,697
Commitments and contingencies
Stockholders' (deficit) equity:
  Preferred stock, no par value. Authorized 5,000 shares; none outstanding                                 --                  --
  Common stock, no par value. Authorized 20,000 shares; 8,919 and 8,764 shares
     outstanding at December 31, 2004 and December 31, 2003, respectively                                  --                  --
  Additional paid-in capital                                                                           48,421              47,511
  Treasury stock, 139 shares at cost at December 31, 2004 and 2003                                       (707)               (707)
  Accumulated deficit                                                                                 (88,907)            (35,024)
  Accumulated other comprehensive loss, net of tax                                                       (356)             (2,966)
                                                                                                    ---------           ---------
          Total stockholders' (deficit) equity                                                        (41,549)              8,814
                                                                                                    ---------           ---------
          Total liabilities and stockholders' (deficit) equity                                      $ 421,532           $ 460,063
                                                                                                    =========           =========

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 FOR THE THREE MONTHS ENDED            FOR THE YEAR ENDED
                                                                        DECEMBER 31,                      DECEMBER 31,
                                                                  -------------------------       -------------------------
                                                                    2004             2003            2004           2003
                                                                  ---------       ---------       ---------       ---------
                                                                        (UNAUDITED)
                                                                  ------------------------
Revenues                                                          $ 238,754       $ 224,704       $ 895,213       $ 865,463
                                                                  ---------       ---------       ---------       ---------
Operating expenses:
  Salaries, wages, and fringe benefits                              129,565         121,094         488,728         469,540
  Operating supplies and expenses                                    47,336          35,404         162,266         138,512
  Purchased transportation                                           29,648          24,972         111,214          99,604
  Insurance and claims                                               10,616           9,074          40,821          38,168
  Operating taxes and licenses                                        8,301           7,387          29,804          30,376
  Depreciation and amortization                                      13,111          10,868          42,943          45,556
  Rents                                                               2,803           1,271           8,556           6,090
  Communications and utilities                                        1,582           1,925           6,342           7,138
  Other operating expenses                                            3,068           2,496          10,124          10,671
  Impairment of goodwill                                              8,295              --           8,295              --
  (Gain) loss on disposal of operating
    assets, net                                                        (134)            713            (839)          1,325
                                                                  ---------       ---------       ---------       ---------
      Total operating expenses                                      254,191         215,204         908,254         846,980
                                                                  ---------       ---------       ---------       ---------
      Operating (loss) income                                       (15,437)          9,500         (13,041)         18,483
                                                                  ---------       ---------       ---------       ---------
Other income (expense):
  Interest expense                                                   (7,656)         (7,018)        (31,355)        (29,138)
  Investment income                                                     381             237           1,136           3,172
  Foreign exchange gains, net                                         1,315             783           1,929           3,169
  Other, net                                                             --              --            (191)          1,976
                                                                  ---------       ---------       ---------       ---------
                                                                     (5,960)         (5,998)        (28,481)        (20,821)
                                                                  ---------       ---------       ---------       ---------
Income (loss) before income taxes                                   (21,397)          3,502         (41,522)         (2,338)
Income tax expense                                                  (12,051)         (7,839)        (12,361)         (6,266)
                                                                  ---------       ---------       ---------       ---------
      Net loss                                                    $ (33,448)      $  (4,337)      $ (53,883)      $  (8,604)
                                                                  =========       =========       =========       =========
Loss per common share:
  Basic and diluted                                               $   (3.75)      $   (0.51)      $   (6.15)      $   (1.02)
                                                                  =========       =========       =========       =========
Weighted average common shares outstanding:
  Basic and diluted                                                   8,910           8,533           8,757           8,475
                                                                  =========       =========       =========       =========

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                         FOR THE THREE MONTHS ENDED       FOR THE YEAR ENDED
                                                                                 DECEMBER 31,                 DECEMBER 31,
                                                                           -----------------------       -----------------------
                                                                             2004           2003           2004            2003
                                                                           --------       --------       --------       --------
                                                                                (UNAUDITED)
                                                                           -----------------------

Cash flows from operating activities:
  Net loss                                                                 $(33,448)      $ (4,337)      $(53,883)      $ (8,604)
  Adjustments to reconcile net loss to net cash provided by operating activities:
   Interest expense paid in kind                                                 --             --             --          1,065
   Amortization of deferred financing costs                                     703            690          2,797          3,697
   Depreciation and amortization                                             13,111         10,868         42,943         45,556
   Impairment of goodwill                                                     8,295             --          8,295             --
   (Gain) loss on disposal of assets and other, net                            (134)           713           (839)         1,325
   Foreign exchange gain, net                                                (1,315)          (783)        (1,929)        (3,169)
   Deferred income taxes                                                     11,275         10,316         11,275          6,914
   Compensation expense related to stock options and grants                    (154)           (30)           321            260
   Amortization of Teamsters Union contract costs                                --             --             --          1,000
   Change in operating assets and liabilities:
    Receivables, net of allowance for doubtful accounts                      (4,491)         1,907         (4,727)         8,378
    Inventories                                                                 441            (64)           414            272
    Prepayments and other assets                                               (675)        (2,126)        (3,272)          (158)
    Accounts and notes payable                                                4,258          6,164         (1,747)        (3,512)
    Accrued liabilities                                                       3,065        (12,031)        13,860        (16,186)
                                                                           --------       --------       --------       --------
     Net cash provided by operating activities                                  931         11,287         13,508         36,838
                                                                           --------       --------       --------       --------
Cash flows from investing activities:
  Purchases of property and equipment                                        (4,488)        (7,008)       (22,542)       (18,555)
  Proceeds from sales of property and equipment                                 923            398          3,040            685
  (Increase) decrease in restricted cash and cash equivalents                  (214)          (114)          (796)       (81,279)
  Decrease in restricted investments                                             --             --             --         60,732
  Funds deposited with insurance carriers                                       (48)            --        (32,072)       (22,680)
  Funds returned from insurance carriers                                      1,252          1,502         34,995         19,560
  (Increase) decrease in the cash surrender value of life insurance            (174)            --            (27)             2
                                                                           --------       --------       --------       --------
     Net cash used in investing activities                                   (2,749)        (5,222)       (17,402)       (41,535)
                                                                           --------       --------       --------       --------
Cash flows from financing activities:
  Additions to (repayments of) revolving credit facility, net               (15,254)        (4,355)         2,972        (24,635)
  Additions to long-term debt                                                20,000             --         20,000         99,875
  Repayment of long-term debt                                                (3,442)        (3,375)       (18,234)       (78,280)
  Payment of deferred financing costs                                          (475)            (7)          (475)        (3,038)
  Proceeds from insurance financing arrangements                              2,644          4,085         31,252         19,313
  Repayments of insurance financing arrangements                             (6,409)        (2,347)       (32,634)       (17,634)
  Proceeds from issuance of common stock                                         63            168            589            450
  Other, net                                                                     --            (65)            --             --
                                                                           --------       --------       --------       --------
     Net cash provided by (used in) financing activities                     (2,873)        (5,896)         3,470         (3,949)
                                                                           --------       --------       --------       --------
Effect of exchange rate changes on cash and cash equivalents                    305            600            792          1,346
                                                                           --------       --------       --------       --------
     Net change in cash and cash equivalents                                 (4,386)           769            368         (7,300)
Cash and cash equivalents at beginning of period                              6,902          1,379          2,148          9,448
                                                                           --------       --------       --------       --------
Cash and cash equivalents at end of year                                   $  2,516       $  2,148       $  2,516       $  2,148
                                                                           ========       ========       ========       ========

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES

                             SUMMARY OPERATING DATA
                                   (UNAUDITED)


                                                       FOR THE THREE MONTHS ENDED                 FOR THE YEAR ENDED
                                                             DECEMBER 31,                             DECEMBER 31,
                                                   ----------------------------------       ----------------------------------
                                                       2004                 2003                2004                 2003
                                                   -------------        -------------       -------------        -------------
ALLIED AUTOMOTIVE GROUP AND CORPORATE:

Revenues                                           $ 231,989,000        $ 217,003,000       $ 869,507,000        $ 836,835,000

Operating (loss) income                            $  (8,884,000)       $   7,574,000       $  (7,631,000)       $  14,007,000

Operating Ratio                                           103.83%               96.51%             100.88%               98.33%

Vehicles delivered                                     2,201,781            2,264,581           8,827,253            8,867,249

Loads delivered                                          285,792              293,876           1,146,268            1,151,737

Vehicles per load                                           7.70                 7.71                7.70                 7.70

Revenue per vehicle delivered                      $      105.36        $       95.82       $       98.50        $       94.37

Percent damage free delivery                               99.80%               99.70%              99.76%               99.71%

AXIS GROUP:

Revenues                                           $   6,765,000        $   7,701,000       $  25,706,000        $  28,628,000

Operating income                                   $  (6,553,000)       $   1,926,000       $  (5,410,000)       $   4,476,000


                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES

                      2004 FOURTH QUARTER EARNINGS RELEASE
                         NON-GAAP FINANCIAL INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                              FOR THE THREE MONTHS ENDED        FOR THE YEAR ENDED
                                                                       DECEMBER 31,                 DECEMBER 31,
                                                              --------------------------      ------------------------
                                                                  2004           2003          2004            2003
                                                                --------       --------       ---------      ---------
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA:

Net loss                                                        $(33,448)      $ (4,337)      $(53,883)      $ (8,604)

Income tax expense                                                12,051          7,839         12,361          6,266

Interest expense                                                   7,656          7,018         31,355         29,138

Investment income                                                   (381)          (237)        (1,136)        (3,172)

Foreign exchange gains                                            (1,315)          (783)        (1,929)        (3,169)

Other, net                                                            --             --            191         (1,976)

Depreciation and amortization                                     13,111         10,868         42,943         45,556

Tire expense related to idled fleet equipment                      1,087             --          1,087             --

Reversal of discounting on insurance reserves                     10,959             --         10,959             --

Impairment of goodwill                                             8,295             --          8,295             --

Loss (gain) on disposal of operating assets                         (134)           713           (839)         1,325
                                                                --------       --------       --------       --------
Adjusted EBITDA                                                 $ 17,881       $ 21,081       $ 49,404       $ 65,364
                                                                ========       ========       ========       ========


RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES
  TO ADJUSTED EBITDA:

Net cash provided by operating activities                       $    931       $ 11,287       $ 13,508       $ 36,838

Adjustments to reconcile net cash provided by operating activities to Adjusted EBITDA:

  Interest expense                                                 7,656          7,018         31,355         29,138

  Interest paid in-kind                                               --             --             --         (1,065)

  Investment income                                                 (381)          (237)        (1,136)        (3,172)

  Amortization of deferred financing costs                          (703)          (690)        (2,797)        (3,697)

  Income tax expense                                              12,051          7,839         12,361          6,266

  Deferred income taxes                                          (11,275)       (10,316)       (11,275)        (6,914)

  Amortization of Teamster Union contract costs                       --             --             --         (1,000)

  Compensation income (expense) related to stock options
    and grants                                                       154             30           (321)          (260)

  Other                                                               --             --            191         (1,976)

  Net change in operating assets and liabilities
    (excluding the impact of the tire expense related to
    idled equipment and the discounting adjustment related
    to insurance reserves)                                         9,448          6,150          7,518         11,206
                                                                --------       --------       --------       --------
Adjusted EBITDA                                                 $ 17,881       $ 21,081       $ 49,404       $ 65,364
                                                                ========       ========       ========       ========

The attached press release includes a presentation of net loss, excluding certain non-cash charges, and Adjusted EBITDA, for the fourth quarter and year ended December 31, 2004. Such measures are not measures of financial performance under Generally Accepted Accounting Principles ("GAAP") and should not be considered as alternatives to comparable GAAP measures.


The Company uses Adjusted EBITDA as a measure of liquidity and operating performance. The Company believes that this measure provides useful information to investors regarding the Company's ability to generate cash flows that can be used to service debt and invest in capital expenditures and also provides useful information to investors in regard to operating performance. Management uses net loss, excluding certain non-cash charges, and Adjusted EBITDA as earnings measures adjusted to exclude such items as part of its evaluation of the performance of the Company. The Company believes that these measures provide useful information to investors because the items excluded are related to unusual items that resulted in a significant impact and are not likely to recur regularly or in predictable amounts. Consequently, presenting net loss, excluding certain non-cash charges, and Adjusted EBITDA, which excludes such unusual items, is meaningful supplemental information to investors. Adjusted EBITDA, with certain additional modifications, is also a component of certain financial covenants in the Company's debt agreements.

The Company considers net loss to be the most directly comparable measure of operating performance in the Company's consolidated financial statements prepared in conformity with GAAP and net cash provided by operating activities in the consolidated statements of cash flows to be the most directly comparable measure of liquidity. The Company has presented reconciling information in the press release in the table above or in the narrative.

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